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                                                                    EXHIBIT 10.2

                             DATED 11 NOVEMBER 1999

                        WORLDPORT COMMUNICATIONS INC(1)

                                 ENERGIS PLC(2)

             ------------------------------------------------------

                                   AGREEMENT
                    FOR THE SALE AND PURCHASE OF THE ISSUED
                                SHARE CAPITAL OF
                        WORLDPORT COMMUNICATIONS LIMITED
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DATED: 11 NOVEMBER 1999

PARTIES:

     (1) WORLDPORT COMMUNICATIONS INC. incorporated in the State of Delaware whose principal executive offices are at 1825 Barrett Lakes Boulevarde, Suite 1000 Kennesaw, Georgia 30144, United States of America ("VENDOR"); and

     (2) ENERGIS PLC with Company number 3438871 whose registered office is at Carmelite, 50 Victoria Embankment, London EC4Y 0DE ("PURCHASER")

INTRODUCTION

     (A) The Vendor has agreed to dispose of its holding of shares in WorldPort Communications Limited to the Purchaser on the terms of this agreement.

     (B) Simultaneously with the disposal of the shares in WorldPort Communications Limited, the Vendor has agreed to dispose to the Purchaser its 85% holding of shares in WorldPort Communications Europe Holding BV and to dispose of its interest in DMS GSP international gateway switches to UCS, the U.S. subsidiary of the Purchaser.

OPERATIVE PROVISIONS

     1 DEFINITIONS

     1.1 In this agreement, including the Schedules, the following words and expressions have the meanings stated, unless they are inconsistent with the context:

"ADDITIONAL INDEBTEDNESS"    the aggregate of the amounts incurred in accordance
                             with clause 3.5(d) (including accrued interest) between the date of signing of this agreement and Completion

"ASSOCIATE"                  any subsidiary or holding company of WCL, and any
                             other subsidiary of any holding company of WCL, "holding company" having the same meaning as in CA sec. 736 and for this purpose a company is controlled by one or more persons if he or they can exercise more than fifty per cent of the voting rights in it

"ASSUMED DEBT"               the sum of interest bearing liabilities including
                             financial leases excluding the Indebtedness and less cash and cash equivalents as at the Management
                             Accounts Date, being as set out in Schedule 6

"ASSUMED DEBT SCHEDULE"      Schedule 9 of this Agreement providing details of
                             the Assumed Debt

"CA"                         Companies Act 1985

"COMPANIES ACTS"             CA, the former Companies Acts (within the meaning
                             of CA sec. 735(1)) and the Companies Act 1989

"THE COMPANY"                WCL

"COMPLETION"                 completion of the purchase of the Shares in
                             accordance with clause 6

"COMPLETION ACCOUNTS"        the audited balance sheet of WCL as at the
                             Completion Date and the audited profit and loss account of WCL for the period from the Last
                             Accounts Date to Completion prepared on the basis described in clause 7

"COMPLETION BALANCE SHEET"   the balance sheet of WCL prepared from the
                             Completion Accounts in accordance with clause 7 and adjusted in accordance with clause 7

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"COMPLETION DATE"            subject to clause 10.2 of the WCEH Share Agreement,
                             the date five business days after the satisfaction of the conditions set out in clause 3 or if such date falls between 31 December 1999 and 14 January 2000, 15 January 2000 or such other date as may be agreed between the parties

"CONSIDERATION"              the Consideration specified in clause 5 as adjusted
                             in accordance with clause 5.4 and clause 7

"DATA ROOM"                  the room located at the premises of WCEH at K.P.
                             van der Mandelelaan 130, 3062 MB Rotterdam, The
                             Netherlands in which documentation in relation to WCL has been made available to the Purchaser for the purpose of its due diligence activities

"DATA ROOM DISCLOSURE LIST"  the list of documents reviewed by the Purchaser in relation to the Data Room in the agreed form as attached to the Disclosure Letter

"ENCUMBRANCE"                includes any mortgage, charge, pledges
                             hypothecation, lien, assignment by way of security, title retention, option, right to acquire, right of pre-emption, right of set off, counterclaim, trust arrangement or other security, preferential right or agreement to confer security, or restriction

"FRS" a financial reporting standard issued or adopted by The Accounting Standards Board Limited

"ICTA"                       Income and Corporation Taxes Act 1988

"INTELLECTUAL PROPERTY
RIGHTS" means patents, trade marks, service marks, trade names, domain names, registered designs, designs, semiconductor topography rights, database rights, copyrights and other forms of intellectual or industrial property (in each case in any part of the world, whether or not registered or registrable), know-how, inventions, formulae, confidential or secret processes and information, rights in computer software, and any other protected rights and assets, and any licenses and permissions in connection with the foregoing

"INDEBTEDNESS"               the inter-company debts owed by WCL as at 30
                             September 1999 being as set out in Schedule 4

"LAST ACCOUNTS"              the balance sheet, as at the Last Accounts Date,
                             and profit and loss account for the year ended on the Last Accounts Date of WCL in the agreed form as set out in Schedule 8

"LAST ACCOUNTS DATE"         31 December 1998 (being the date to which the Last
                             Accounts were prepared)

"LONGSTOP DATE"              subject to clause 3.7 of the WCEH Share Agreement,
                             31 January 2000 or such other date as may be agreed in writing between the Vendor and the Purchaser

"MANAGEMENT ACCOUNTS"        the unaudited balance sheet and profit and loss
                             accounts for the nine month period ended on and as at the Management Accounts Date for WCL in the agreed form as set out in Schedule 9

"MANAGEMENT ACCOUNTS DATE"   30 September 1999

"MINORITY SHAREHOLDER"       the Shareholder who holds 60 shares of NLG100 each,
                             being 15% of the voting issued share capital of WCEH

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"NET ASSETS"                 the aggregate of the share capital plus reserves
                             (including assigned leases) for WCL

"THE NET ASSETS SCHEDULE"    Schedule 7 of this Agreement providing details of
                             the Net Assets as at the Management Accounts Date

"NET ASSETS STATEMENT"       the statement referred to in clause 7

"PROPERTIES"                 the leasehold properties in the name of WCL, set
                             out in Schedule 3

"PURCHASER'S AUDITORS"       PriceWaterhouseCoopers of 1 Embankment Place,
                             London WC2N 6NN

"SHARES"                     the entire issued share capital of WCL

"TAXATION"                   all forms of taxation, duties and levies whatsoever
                             and whenever imposed, whether by governmental or other authority of the United Kingdom and (without limitation) includes:

                             (a) income tax, corporation tax, capital gains tax,
                                 inheritance tax, stamp duty, value added tax, customs and other import duties and national insurance contributions and any payment whatsoever which WCL may be or become bound to make to any person as a result of any enactment relating to taxation and any other taxes, duties or levies supplementing or replacing any of the above;

                             (b) all interest, fines and penalties incidental,
                                 or relating, to any such taxation, duties or levies, whatsoever

"TAX DEED"                   the deed relating to Taxation to be entered into at
                             Completion between (1) the Vendor and (2) the Purchaser in the agreed form

"UK SWITCH AGREEMENT"        the agreement in the agreed form of even date made
                             between the Vendor and WCL for the sale and purchase of a Nortel 250 Switch

"US SWITCH AGREEMENT"        the agreement of even date made between the Vendor
                             and UCS whereby the Vendor agrees to sell its interest in the Switches and the Contracts (each as defined in the US Switch Agreement)

"UCS"                        Unisource Carrier Services USA, Inc.

"VENDOR'S AUDITORS"          Arthur Andersen of Prof. W.H. Keesomlaan 8, 1183 DJ
                             Amstelveen, Postbus 75381, 1070 Amsterdam

"VENDOR'S SOLICITORS"        Rakisons, Clements House, 14/18 Gresham Street,
                             London EC2V 7JE

"WARRANTY CLAIM"             a claim made by the Purchaser for breach of any of
                             the WCL Warranties

"WCEH"                       WorldPort Communications Europe Holding B.V.

"WCEH SHARE AGREEMENT"       the agreement of even date made between the Vendor,
                             WorldPort and the Purchaser whereby the Vendor agrees to sell 85% of the issued share capital of WCEH

"WCL"                        WorldPort Communications Limited

"WCL DISCLOSURE LETTER"      the disclosure letter, of today's date, from the
                             Vendor to the Purchaser

"WCL WARRANTIES"             the warranties of the Vendor in respect of the sale
                             of the Shares set out in Schedule 2 of this agreement

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"WORLDPORT"                  WorldPort International Inc, incorporated in the
                             State of Delaware whose principal executive offices are 1825 Barrett Lakes Boulevard, Suite 100 Kennesaw, Georgia 30144, United States of America

"YEAR 2000 COMPLIANT"        neither the performance nor the functionality of
                             the assets when in normal use will be materially impaired by the advent of the Year 2000 and in particular:

                             (a) Year 2000 Compliant shall mean that no value
                                 for current date will cause any interruption or error in the operation of the assets;

                             (b) all manipulations of time-related data by the
                                 assets will produce the desired results for all valid date values prior to, through and beyond the Year 2000;

                             (c) date elements in these products (including
                                 interfaces and data storage) will permit specifying the century to eliminate date ambiguity without human intervention including leap year calculations; and

                             (d) where any data element is represented without a
                                 century, the correct century shall be
                                 unambiguous for all manipulations involving that element

     1.2 Unless it is inconsistent with the context a reference to a statutory provision includes a reference to:

          (a) any statutory amendment, modification, consolidation or re-enactment (whether before or after the date of this agreement);

          (b) any statutory instruments or subordinate legislation or orders made pursuant to the statutory provision;

          (c) statutory provisions of which the statutory provision is an amendment, modification, consolidation or re-enactment;

          but does not include a substituted provision.

     1.3 A reference to an SSAP is a reference to a statement of standard accounting practice adopted by The Accounting Standards Board Limited.

     1.4 Words denoting the singular include the plural and vice versa; words denoting one gender include all genders; words denoting persons include corporations and vice versa.

     1.5 Unless otherwise stated, a reference to a clause, sub-clause or
Schedule is a reference to a clause or sub-clause of, or Schedule to, this agreement.

     1.6 Clause headings in this agreement and in the Schedules are for ease of reference only and do not affect the construction of any provision.

     1.7 References to documents "in the agreed form" are to documents in terms agreed between the parties and signed (for the purposes of identification only) by the parties or the Vendor's Solicitors and the Purchaser's Solicitors.

     1.8 References to Dollars ($) in this agreement shall mean U.S. Dollars.

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     2 DELIVERY AT SIGNING

     2.1 Immediately upon signing this Agreement, the Vendor will deliver to the Purchaser the following:

          (a) a duly executed copy of the US Switch Agreement and the WCEH Share Agreement; and

          (b) a legal opinion, in the agreed terms from the Vendor's Solicitors in respect of this Agreement; and the Purchaser will enter into, with the Minority Shareholder, the agreement referred to in clause 3.1(d).

     2.2 The Vendor confirms to the Purchaser receipt by it of an opinion in the agreed form from Salomon Smith Barney confirming the fairness of the Consideration referred to in this Agreement.

     3 CONDITIONS PRECEDENT

     3.1 This agreement shall be subject to the fulfilment at or prior to the Completion Date of each of the following conditions:

          (a) the transactions contemplated by this Agreement having been approved and adopted by the requisite action of the shareholders of WorldPort in accordance with the certificate of incorporation and by-laws of WorldPort and applicable Delaware law;

          (b) the Vendor having entered into the US Switch Agreement with UCS;

          (c) the Vendor and WorldPort having entered into the WCEH Share Agreement with the Purchaser; and

          (d) the Minority Shareholder having, entered into an agreement with the Purchaser agreeing to sell to the Purchaser the 15% of the issued share capital of WCEH held by it and none of the agreements referred to in (b) or (c) or (d) having been terminated.

     The Purchaser may, at its discretion, waive any of the above conditions other than in paragraph (a) above.

     The Vendor shall notify the Purchaser immediately on becoming aware of anything which will or may prevent any of the conditions in this clause 3.1 from being satisfied by the Longstop Date.

     3.2 The obligations of the Vendor to complete the transactions contemplated is subject to the fulfilment of all of the following conditions on or prior to the Completion Date:

          (a) all obligations of the Purchaser to be performed under this agreement through, and including on, the Completion Date shall have been performed in all material respects;

          (b) the Purchaser shall have made the deliveries contemplated in clause 6.5 hereof; and

          (c) no litigation proceedings having been commenced which is reasonably likely to have a material adverse effect on the Vendor's anticipated benefits under this Agreement.

     3.3 The obligations of the Purchaser to complete the transactions contemplated is subject to the fulfilment of all of the following conditions on or prior to the Completion Date:

          (a) each and every warranty made by the Vendor shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Completion Date except to the extent that such warranties are not true and correct in all material respects as a result of:

             (i) except for paragraph 7.3 of Schedule 2, an event or occurrence outside the control of the Vendor occurring during the period from the execution of this Agreement to the Completion Date;

             (ii) any act or omission of the Purchaser during the period from the execution of this Agreement until the Completion Date;

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             (iii) any action taken by WCL in the ordinary course of business during the period from the execution of this Agreement until the Completion Date;

          (b) all obligations of the Vendor to be performed under this agreement through, and including on, the Completion Date shall have been performed in all material respects;

          (c) the Vendor and WCL shall have made the deliveries contemplated in clause 6.2 hereof; and

          (d) no litigation proceedings having been commenced which is reasonably likely to have a material adverse effect on the Purchaser's anticipated benefits under this Agreement.

     3.4 The Vendor and the Purchaser shall use reasonable efforts to satisfy or procure the satisfaction of the conditions set out in this clause 3 as soon as possible and in any event by the Longstop Date.

     3.5 The Vendor shall ensure that between the date of this agreement and the Completion Date (both dates inclusive):

          (a) WCL shall carry on its business in the ordinary course;

          (b) WCL shall not declare or pay any dividend;

          (c) WCL shall not enter into any contract or commitment of an unusual nature or which is not in the ordinary course of trading or which provides for total annual expenditure in excess of $250,000;

          (d) WCL shall not assume or incur or agree to assume or incur any capital commitment or any debt, obligation or liability:

             (i) outside the ordinary course of trading; or

             (ii) within the ordinary course of trading in excess of $6 million;

          (e) the Purchaser will be entitled to convene a meeting of employees of WCL or their representatives to explain the transactions and any proposed plan of the Purchaser insofar as it relates to those employees; and

          (f) the Purchaser shall be entitled to nominate such person from time to time who shall be entitled to attend as an observer at all board meetings of WCL and to receive the same information as is provided to directors of WCL.

     For the purposes of this clause 3.5 the Purchaser acknowledges that the Vendor shall not be under any obligation whatsoever to provide further financing to WCL from the date of this agreement to the Completion Date and the expression "ordinary course of trading" shall be construed accordingly.

     3.6 The Purchaser shall have the right, subject to the consent of the Vendor including as to the terms (such consent not to be unreasonably withheld) during the period from the date of this agreement until the Completion Date to require WCL to lease or borrow assets from it (or any Associate of the Purchaser) on arm's length terms.

     4 AGREEMENT FOR SALE

     4.1 Subject to the terms and conditions of this agreement, the Vendor shall sell and transfer with full title guarantee and the Purchaser shall purchase the Shares with all rights attaching to them, with effect from the Completion Date.

     4.2 The Vendor waives any pre-emption rights it may have in relation to any of the Shares, whether under the articles of association of WCL or otherwise.

     5 PURCHASE CONSIDERATION

     5.1 The consideration for the shares shall (subject to adjustment as provided in clauses 5.4 and 7) be the sum of $433,700 which shall be paid in cash at Completion in accordance with the provisions of clause 6.5.

     5.2 On Completion the Purchaser shall procure the repayment of the Indebtedness.

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     5.3 In acquiring the Shares for the consideration specified in clause 5.1 the Purchaser acknowledges that WCL remains liable for the Assumed Debt.

     5.4 To the extent that any Additional Indebtedness has been incurred and remains outstanding as at the Completion Date then in such circumstances the sum to be paid for the Shares in clause 5.1 shall be reduced by that amount on a $ for $ basis and the relevant amount shall be repaid at Completion.

     5.5 Schedule 10 sets out the calculation of the various payments to be made pursuant to this Agreement.

     5.6 Schedule 11 sets out the calculation of the Consideration payable to the Vendor pursuant to this Agreement.

     6 COMPLETION

     6.1 Completion shall take place at the offices of the Vendor's Solicitors on or before the Longstop Date, when the following provisions of this clause shall apply.

     6.2 The Vendor shall:

          (a) deliver to the Purchaser duly completed and signed transfers in favour of the Purchaser of the Shares, together with the relative share certificates;

          (b) deliver to the Purchaser the resignation of the auditors of WCL confirming that they have no outstanding claims and containing a statement under CA s394 (1) that there are no such circumstances as are mentioned in that section;

          (c) complete the US Switch Agreement;

          (d) deliver to the Purchaser the duly executed assignments or novations of the WCL Contracts in the agreed form and a duly executed novation of the US leases to WCL in the agreed form;

          (e) deliver to the Purchaser resignations, in the agreed form, of the outgoing directors and secretary as required by the Purchaser;

          (f) deliver to the Purchaser the discharge of the Indebtedness in the agreed form; and

          (g) deliver to the Purchaser the duly executed Tax Deed.

     6.3 There shall be delivered or made available to the Purchaser:

          (a) the statutory books, books of account and documents of record of WCL and their certificates of incorporation and common seals; and

          (b) all the current cheque books of WCL, together with current statements of all its bank accounts with a reconciliation to Completion.

     6.4 A board meeting of WCL shall be held at which:

          (a) such persons as the Purchaser nominates are appointed additional directors; and

          (b) the transfer of the Shares referred to in clause 6.2(a) are approved (subject to stamping).

     6.5 At Completion the Purchaser shall:

          (a) transfer the following amounts by telegraphic transfer:

             (i) $4,705,600 plus accrued interest through to the Completion Date, to the account of WorldPort, being the amounts required to discharge the Indebtedness owed by WCL;

             (ii) $433,700 less any accrued interest paid under clause (i), and less any amount caused by the reduction pursuant to clause 5.4 being the remaining Consideration for the Shares;

          and the amount of the Additional Indebtedness shall be repaid

          (b) complete the WCEH Share Agreement;

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          (c) complete the UK Switch Agreement; and

          (d) deliver to the Vendor the Tax Deed.

     6.6 The Purchaser shall not be obliged to complete this Agreement unless at the same time the WCEH Share Agreement and the agreement referred to in clause 3.1(d) are completed.

     7 ADJUSTMENTS TO PURCHASE CONSIDERATION

     7.1 The parties shall procure, as soon as practicable and in any event within 60 days after Completion, the preparation of the Completion Accounts, which shall be prepared by WCL, subject to this clause 7, on the basis of accounting standards generally accepted in the UK and audited by WCL's Auditors to a standard to be agreed between WCL's Auditors and the Purchaser's Auditors. The cost of the audit shall be paid as to one half by the Vendor and as to the other half by the Purchaser.

     7.2 The parties shall disclose to WCL's Auditors and the Purchaser's Auditors all information relevant for the purposes of preparing the Completion Accounts.

     7.3 The parties shall instruct WCL, the WCL Auditors and the Purchaser's Auditors to prepare the Net Assets Statement from the Completion Accounts and to deliver to the Vendor and the Purchaser copies of the Completion Accounts and Completion Balance Sheet and of their calculation of any adjustments required by this clause within 14 days of the preparation of the Completion Accounts.

     7.4 The basis of preparing the Completion Balance Sheet is as set out below:

          (a) except as stated in (c) below in accordance with UK GAAP;

          (b) they are to comprise a balance sheet for WCL in a similar format to the Management Accounts in Schedule 9. A statement of Net Assets will be aggregated in a similar form to Schedule 7;

          (c) the Completion Accounts shall:

             (i) not treat as an asset any prepayments which will not give rise to a benefit to the business of WCL;

             (ii) exclude any deferred tax assets of WCL;

             (iii) exclude depreciation and amortisation charged to the profit and loss account from the Management Accounts Date to the date of Completion;

             (iv) be prepared to present the balance sheet and statement of assets and liabilities on the basis immediately before the following specified events which are expected to occur before or at Completion:

                (a) the transfer of the UK Switch pursuant to the UK Switch Agreement;

                (b) the repayment of the Indebtedness.

     7.5 It is anticipated that the value of the Net Assets as at Completion will be a negative figure. To the extent that the value of such Net Assets is:

          (a) a negative figure which is greater than L1,443,000, the Vendor will repay to the Purchaser the amount by which this negative figure is greater than L1,443,000, and the Consideration shall be reduced by the amount of that repayment, provided that the amount of the repayment shall not exceed $20,000,000; and

          (b) a negative figure which is less than L1,443,000, the Purchaser will pay to the Vendor the amount by which this negative figure is less than L1,443,000, and the Consideration shall be increased by the amount of that payment, provided that the amount of that payment shall not exceed $20,000,000.

     7.6 Each of the parties undertakes to the other to pay the amount of any reduction or increase (as the case may be) to the other in cash within 28 days after delivery to the Vendor and the Purchaser of a copy of the calculation referred to in clause 7.3.
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          Any amount due under clause 7.6 of the WCEH Share Agreement may be off-set against any amount due under this clause.

     7.7 Disputes with respect to the Completion Accounts or the Completion Balance Sheet or the calculation of the Net Assets Statement or any other matter referred to in this clause 7 shall be referred for final settlement to a firm of chartered accountants, nominated jointly by the Vendor and the Purchaser, or, failing nomination within 14 days after request by either the Vendor or the Purchaser, nominated at the request of either party by the President for the time being of the Institute of Chartered Accountants of England and Wales. The firm shall act as experts and not as arbitrators and their decision (in the absence of manifest error) shall be final and binding on the parties. Their fees shall be payable by the Vendor and the Purchaser in such proportions as the firm determines.

     7.8 For the purposes of the Purchaser's review under this clause 7, the Purchaser's Auditors and the Vendor's Auditors attempts to resolve any dispute under this clause 7 and the settlement of any dispute by the independent accountants, the Vendor and the Purchaser shall ensure that the Vendor's Auditors and the Purchaser's Auditors and (if applicable) the independent accountants are promptly given all information, assistance and access to all books of accounts, documents, files and papers which they may reasonably require.

     7.9 Unless otherwise indicated under this agreement, the translations of local currency amounts into US Dollars will be made on the basis of the closing exchange rates on 10 November 1999.

     8 VENDOR COVENANTS

     The Vendor hereby covenants that during the period between the date of this Agreement and Completion:

          (a) WCL shall comply with the obligations contained in the following agreements and shall not do, cause anything to be done, omit or cause anything to be omitted which would enable the counterparty to terminate such agreements:

             (i) interlease agreements entered into by WCL and certain carriers, including Interroute, World Access, Primetec and Global One;

             (ii) co-location agreements entered into by WCL and Telelink and Star Europe Ltd;

          (b) WCL shall not assign or agree to assign any trademarks.

     9 WARRANTIES BY THE VENDOR

     9.1 The Vendor warrants to the Purchaser that, save as set out in the WCL Disclosure Letter, the WCL Warranties are accurate in all material respects and as at the Completion Date will be accurate in all material respects except to the extent that such warranties are not accurate in all material respects as at the Completion Date as a result of:

          (a) except for paragraph 7.3 of Schedule 2, an event or occurrence outside the control of the Vendor occurring during the period from the date of this Agreement to the Completion Date;

          (b) any act or omission of the Purchaser during the period from the date of this Agreement until the Completion Date; and

          (c) any action taken by WCL in the ordinary course of business during the period from the date of this Agreement until the Completion Date.

     9.2 The Vendor warrants to the Purchaser that:

          (a) the execution, delivery and performance of this agreement and all documents executed or to be executed in connection therewith have been duly authorised by all necessary corporate action on behalf of the Vendor. This agreement constitutes, and, as of the Completion Date, all documents executed or to be executed in connection therewith shall constitute, the legal, valid and binding obligation of the Vendor enforceable against it in accordance with its terms;

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          (b) other than as stated in this agreement, or in the WCL Disclosure
     Letter there is no pledge, lien or other encumbrance on, over or affecting the Shares or the assets of WCL and there is no agreement or arrangement to give or create any such encumbrance and no claim has been made by any person to be entitled to any of the foregoing; and

          (c) no consent, approval or other actions by any Shareholder of WorldPort is required for the consummation of any of the transactions contemplated by this Agreement other than the approval required by clause 3.1(a) of the WCEH Share Agreement.

     9.3 The Vendor shall not be liable in respect of any claim under the WCL Warranties unless the Purchaser serves written notice of such claim setting out the nature of the claims and so far as is practicable its estimate of the amount claimed upon the Vendor by, in respect of claim in relation to Taxation, not later than the seventh anniversary of Completion and, in respect of all other claims, by not later than 30 September 2001 provided that the amount payable in respect of the relevant claim is agreed by the Vendor within 12 months of the date of such written notice or legal proceedings are instituted in respect of such claim by the due service of process on the Vendor by the date falling 12 months after the date of such written notice, unless extended by agreement between the parties.

     9.4 The Vendor shall not be liable in respect of any claim under the WCL Warranties (except for paragraph 7.3 of Schedule 2) unless the aggregate liability in respect of that claim (which shall include any claims arising out of the same cause or event) and all other claims, including claims under the WCEH Warranties (as defined in the WCEH Share Agreement) (but not including claims under paragraph 7.3 of Schedule 2 to the WCEH Share Agreement) exceeds $10,000,000 in which case only the excess shall be recoverable.

     9.5 Clause 9.5 of the WCEH Share Agreement shall apply to this Agreement.

     9.6 The Purchaser shall, in relation to any loss or liability which may give rise to a claim under this Agreement against the Vendor, discharge its common law duty to use reasonable endeavours to mitigate the loss suffered by it.

     9.7 The Vendor shall not be liable in respect of any claim under the WCL Warranties in respect of any breach or claim:

          (a) to the extent that such breach or claim would not have arisen but for some voluntary act, omission, transaction or arrangement, which could reasonably have been avoided and which is not required by law, carried out after Completion by or on behalf of all or any of the Purchaser or WCL and its respective successors in title;

          (b) to the extent that such breach or claim would not have arisen or occurred but for the coming into force of any legislation not in force at Completion but having retrospective effect or by reason of the withdrawal of any extra statutory concession applying at Completion or a change in the application of any extra statutory concession applying at Completion, in each case having retrospective effect;

          (c) to the extent that WCL recovers against any loss or damage suffered arising out of such breach or claim under the terms of any insurance policy for the time being in force;

          (d) to the extent that such breach or claim arises as a result of any change in the accounting bases or policies in accordance with which WCL values its assets or calculates its liabilities or any other change in accounting practice on or after Completion.

     9.8 If the Vendor pays or is due to pay to the Purchaser an amount in respect of any claim under the WCL Warranties and the Purchaser recovers from a third party any amount in respect of the matter giving rise to that claim, the Purchaser shall (or shall procure that WCL shall) forthwith repay to or reduce the amount due from the Vendor the sum which represents or would represent a double recovery under such claim less all costs, charges and expenses including Taxation reasonably incurred by the Purchaser in recovering that sum from the third party and any applicable taxation suffered by the Purchaser in respect of that recovery.

     9.9 If any claim is received by the Purchaser or WCL from a third party in respect of which the Vendor may be or become liable under the WCL Warranties, the Purchaser shall procure that WCL shall:

          (a) as soon as reasonably practicable give written notice thereof to the Vendor or (with a copy to the Vendor's Solicitors) specifying the nature of the claim in reasonable detail;

          (b) not make any admission of liability, agreement or compromise to or with any person in relation thereto without the prior written consent of the Vendor or (such consent not to be unreasonably withheld or delayed), provided always that no such prior consent in writing shall be required in circumstances where, in the reasonable opinion of the Purchaser, failure to admit liability or to compromise or settle such claim shall be materially prejudicial to the goodwill or reputation of WCL or the Purchaser;

          (c) give the Vendor and its professional advisers reasonable access on reasonable notice to the premises and personnel of WCL and to any relevant documents and records within the possession or control of the Purchaser or WCL for the purpose of enabling the Vendor to consider the merits of such claim and to take copies thereof (at the expense of the Vendor); and

          (d) take such action as the Vendor may reasonably request to avoid, dispute, resist, appeal or compromise such claim, subject to the Purchaser and WCL being indemnified to their reasonable satisfaction against all losses, liabilities, costs and expenses which they may suffer or incur by reason of such action including, for the avoidance of doubt, the amount of any third party claim.

     9.10 Where under the provisions of the Taxation statutes or otherwise the Purchaser and/or WCL is entitled (whether by right of indemnity, reimbursement or any other means) to recover from some other person (not being the Purchaser or WCL but including, without limitation any Taxation authority) any sum or benefit in respect of any matter giving rise or which may give rise to a claim against the Vendor under the WCL Warranties, the Purchaser shall (and shall procure that WCL shall) as soon as reasonably practicable notify the Vendor in writing of such entitlement and at the request of the Vendor and subject to being indemnified and secured to their reasonable satisfaction against all losses, liabilities, costs and expenses which they may suffer or incur thereby take all appropriate and reasonable steps to enforce recovery at the sole cost of the Vendor including without limitation the issuance of proceedings in the name of WCL.

     9.11 Any payment by the Vendor pursuant to the WCL Warranties shall be treated for all purposes by the parties as a reduction in the Consideration.

     9.12 The Purchaser shall only be entitled to recover once for the same loss in respect of two or more breaches of the WCL Warranties for claims relating to the same subject matter.

     9.13 Where qualified by the knowledge, information, belief or awareness of the Vendor, each Warranty is deemed to include such knowledge, information, belief or awareness held, without enquiry in respect of the relevant subject matter of such Warranty, by the following senior management individuals:

          Carl Grivner (Chief Executive Officer WorldPort), John Hanson (Chief Financial Officer WorldPort), Stephen Courter (managing director, Europe), David Hickey (managing director, corporate development: EnerTel NV), Peter Veenman (vice-president director: EnerTel NV), Malcolm Arnold (vice-president operations, Europe), Jeroen Bulk (chief financial officer:
     EnerTel NV) and David Whitefoot (employed by WCL)

     9.14 The Purchaser acknowledges that, in connection with the WCL Warranties, it has had the opportunity to review all of the documentation as set out in the Data Room Disclosure List and that the documentation referred to in the Data Room Disclosure List shall be treated as having been fully disclosed to it for the purposes of disclosure against the WCL Warranties.

     9.15 The Purchaser confirms and agrees that as at the date hereof neither the Purchaser nor any director or officer of the Purchaser is aware of any fact, matter or circumstance which constitutes or is reasonably likely to constitute a breach of the WCL Warranties and to the extent that the Purchaser or any such director or officer is so aware no claim may be made under the WCL Warranties in respect of such facts, matter or circumstance.

     9.16 Each of the parties acknowledges that in agreeing to enter into this agreement it has not relied on any representation, warranty, undertaking or other assurance except those set out or referred to in this agreement. Without prejudice to the foregoing, the Purchaser acknowledges that it has not relied on any representations or warranties or other information contained in the information on the Vendor and the Company prepared by Salomon Smith Barney or in any other written or oral information supplied by or on behalf of the Vendor or its advisers or made or supplied in connection with the negotiations of the sale and purchase under this agreement except those set out or referred to in this Agreement.

     9.17 The limitations on liability contained in clause 9.4 and referred to in clause 9.5 shall not apply to any claims made for breach of any WCL Warranty relating to Taxation or the Tax Deed. This clause 9 shall be subject to clause
10.2 of the WCEH Share Agreement.

     10 ASSIGNMENT AND SUCCESSIONS

     Except as expressly provided above, none of the rights of the parties under this agreement or the WCL Warranties may be assigned or transferred except as referred to in clause 11 of the WCEH Share Agreement.

     11 TERMINATION

     This agreement and the transactions contemplated hereby may be terminated at any time prior to the Completion Date by prompt notice given in accordance with clause 16:

          (a) by the mutual written consent of the Purchaser and the Vendor; or

          (b) by the Vendor if:

             (i) there has been a material breach by the Purchaser of any representation or warranty contained in this agreement; or

             (ii) there has been a material breach of any of the covenants or agreements set forth in this agreement on the part of the Purchaser, and which breach is not cured within 30 days after written notice of such breach is given by the Vendor to the Purchaser.

          (c) by the Purchaser if:

             (i) there has been a material breach by the Vendor of any representation or warranty contained in this agreement; or

             (ii) there has been a material breach of any of the covenants or agreements set forth in this agreement on the part of the Vendor, which breach is not cured within 30 days after written notice of such breach is given by the Purchaser to the Vendor;

          (d) by either the Purchaser or the Vendor if the Completion shall not have occurred at or before 11:59pm on the Longstop Date; provided, however, that the right to terminate this agreement under this clause 11(d) shall not be available to any party whose breach of a representation or warranty or failure to fulfil any material obligation under this agreement has been the cause of or resulted in the failure of the Completion to occur on or prior to the aforesaid date.

     12 ANNOUNCEMENTS

     12.1 No announcement shall be made in respect of the subject matter of this agreement, except as specifically agreed between the parties, unless an announcement is required by law or is requested to be made to the Stock Exchange, Nasdaq National Market or the Securities Exchange Commission and the party making such an announcement shall, where possible, discuss the content of the announcement with the other side.

     12.2 If this agreement ceases to have effect, the Purchaser will release and return to WCL all documents concerning it provided to the Purchaser or its advisers in connection with this agreement and will not use or make available to another person information which it or its advisers have been given in respect of WCL and which is not in the public domain.

     13 INFORMATION

     The Vendor shall procure that, prior to Completion, the Purchaser, its agents, representatives, Auditors and solicitors are given promptly on request all such facilities and information regarding the business, assets, liabilities, contracts and affairs of WCL, and of the documents of title and other evidence of ownership of its assets, as the Purchaser reasonably requires.

     14 COSTS

     All expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, auditors and actuaries employed by any of them in connection with the negotiation, preparation or execution of this agreement, shall be borne solely by the party who incurred the liability, and WCL shall not have any liability in respect of them.

     15 TIME OF ESSENCE

     Time shall be of the essence of this agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which, by agreement in writing between or on behalf of the Vendor and the Purchaser, are substituted for them.

     16 COMMUNICATIONS

     16.1 All communications between the parties with respect to this agreement shall:

          (a) be delivered by hand, or sent by post to the above address (in the case of a notice to the Vendor, marked for the attention of John Hanson); or

          (b) be sent by facsimile transmission to the facsimile transmission numbers stated below or as notified for the purpose of this clause.

     16.2 Communications shall be deemed to have been received as follows:

          (a) if sent by post -- 3 business days after posting;

          (b) if delivered by hand -- on the day of delivery, if delivered at least 2 hours before the close of business hours on a business day, and otherwise on the next business day;

          (c) if sent by facsimile transmission -- at the time of transmission, if received at least 2 hours before the close of business hours on a business day, and otherwise on the next business day.

     16.3 For this purpose, a "business day" means a day on which the clearing banks in the City of London are open for business and "business hours" mean between the hours of 09.00 and 18.00 inclusively local time.

     16.4 The facsimile transmission numbers referred to in clause 16.1 are:

          (a) for the Vendor -- 001 847 913 0037 (attention John Hanson);

          (b) for the Purchaser -- 020 7206 5454 (attention Chris Hibbert). The Vendor hereby appoints Rakisons of 14/18 Gresham Street, London EC2V 7JE, England, marked for the personal attention of Michael Thompson as its authorised agent for the purpose of accepting service of process for all purposes in connection with this Agreement.

     17 CONFIDENTIALITY

          None of the parties shall issue any press release or publish any circular to shareholders or any other public document or make any public statement or otherwise disclose to any person who is not a party (including (without limitation) any document or statement published, issued or made by the Vendor and/or the Purchaser to any supplier to or customer of WCL), in each case relating to or connected with or arising out of this agreement or the matters contained in it, without obtaining the previous approval of the other party to its contents and the manner of its presentation and publication or disclosure (such approval not to be unreasonably withheld), unless required by any applicable law.

     18 INVALIDITY

          If a term in or provision of this agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected.

     19 COUNTERPARTS

     This agreement may be executed in any number of separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

     20 PROPER LAW

     The construction, validity and performance of this agreement shall be governed by the laws of England and the parties submit to the non-exclusive jurisdiction of the English Courts.

     Executed by the parties.

                                    ANNEX I
                                   SCHEDULE 2

                                   WARRANTIES

     1 LAST ACCOUNTS

     1.1.1 The Last Accounts were prepared in accordance with the historical cost convention; and the bases and policies of accounting, adopted for the purpose of preparing them, are the same as those adopted in preparing the audited accounts of WCL in respect of accounting periods since incorporation.

     1.1.2 The Last Accounts:

          (a) give a true and fair view of the assets and liabilities of WCL at the Last Accounts Date and its profits for the financial period ended on that date;

          (b) comply with the requirements of the Companies Acts;

          (c) comply with the current FRSs applicable to United Kingdom companies;

          (d) are not affected by extraordinary, exceptional or non-recurring items, or changes in accounting policies or bases;

          (e) fully provide or reserve for or disclose all material liabilities and capital commitments of WCL outstanding at the Last Accounts Date, including contingent, unquantified or disputed liabilities.

     1.2 VALUATION OF STOCK-IN-TRADE AND WORK IN PROGRESS

     In the Last Accounts and in the accounts of WCL for the three preceding financial years stock in trade and work in progress have been treated in accordance with SSAP 9.

     1.3 DEPRECIATION OF FIXED ASSETS

     In the Last Accounts and in the accounts of WCL for the three preceding financial years, fixed assets have been depreciated in accordance with SSAP 12.

     1.4 DEFERRED TAXATION

     Where provision for deferred taxation is not made in the Last Accounts, details of the amounts of deferred taxation are disclosed in the WCL Disclosure Letter.

     1.5 ACCOUNTING REFERENCE DATE

     The accounting reference date of WCL for the purposes of CA sec. 224 is 31 December.

     1.6 BOOKS AND RECORDS

     All the accounts, books, ledgers, financial and other records, of WCL:

          (a) are in its possession; and

          (b) do not contain material inaccuracies; and

          (c) have been maintained in accordance with all applicable laws and are in the possession or control of the Vendor.

     1.7 MANAGEMENT ACCOUNTS

     In relation to the Management Accounts:

          (a) the assets and liabilities of WCL and the Management Accounts Date and their results for the nine month period ended on that date have not been materially mis-stated and the Vendor does not consider such accounts to be misleading;

          (b) the Management Accounts were prepared on a consistent basis to the bases and policies of accounting adopted in preparing the Last Accounts; and such accounts contains details of; and

          (c) such accounts contains details of:

             (i) profits, losses and liabilities;

             (ii) provisions; and

             (iii) share capital and reserves, of WCL.

     1.8 ASSUMED DEBT

     The Assumed Debt amounts referred to in Schedule 9 are correct as the Management Accounts Date.

     1.9 Since the Last Accounts Date there has been no material adverse change in the financial or trading position of WCL.

     2 CORPORATE MATTERS

     2.1 DIRECTORS AND SHADOW DIRECTORS

     2.1.1 The only directors of WCL are the persons whose names are listed in relation to WCL in Schedule 1.

     2.1.2 No person is a shadow director (within the meaning of CA sec. 741) of WCL.

     2.2 SUBSIDIARY, ASSOCIATIONS AND BRANCHES

     2.2.1 WCL is not the holder or owner nor has it any interest or agreed to acquire share or loan capital of a company (whether incorporated in the United Kingdom or elsewhere).

     2.2.2 WCL has no branch, agency or place of business, or a permanent establishment outside the United Kingdom.

     2.3 OPTIONS OVER WCL'S CAPITAL

     Except as required by this agreement, there are no agreements or arrangements in force which provide for the issue, allotment or transfer of, or grant to any person the right to call for the issue, allotment or transfer of, share or loan capital of WCL held by the Vendor.

     2.4 THE SHARES

     2.4.1 None of the Shares was issued at a discount.

     2.4.2 No share or loan capital has been issued or allotted, or agreed to be issued or allotted, by WCL since the Last Accounts Date.

     2.4.3 The Shares constitute the whole of the issued and allotted share capital of WCL.

     2.4.4 The Vendor will be entitled to transfer the full legal and beneficial ownership of the Shares to the Purchaser on the terms of this agreement without the consent of a third party.

     2.4.5 Save as set out in the WCL Disclosure Letter, there is no pledge, lien or other encumbrance on, over or affecting the Shares and there is no agreement or arrangement to give or create any such encumbrance.

     2.4.6 WCL was properly incorporated under the laws of the jurisdiction under which it was incorporated.

     3 TAXATION

     3.1 WCL has duly made all returns and given or delivered all notices, accounts and information which ought to have been made to and is not involved in any dispute with the Inland Revenue or other authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to Taxation of any nature whatsoever or other sums imposed, charged, assessed, levied or payable under the provisions of the Taxation statutes.

     3.2 WCL has duly paid or fully provided for all Taxation for which it is liable and so far as the Vendor is aware there are no circumstances in which interest or penalties in respect of Taxation not duly paid could be charged against it in respect of any period prior to Completion.

     3.3 No liability of WCL to Taxation has arisen or so far as the Vendor is aware will arise up to Completion save for corporation tax payable in respect of normal trading profits earned by it or other tax and insurance contributions for which it is accountable to the Inland Revenue, Customs and Excise or other relevant authority and which has where appropriate been deducted or charged and where due paid to the Inland Revenue or such other relevant authority.

     3.4 WCL has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purposes of WCL or (so far as the Directors are aware) any other person avoiding Taxation.

     3.5 All documents in the possession of WCL and which attract stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped.

     3.6 All payroll Taxation deduction systems have been properly operated and the required records have been kept by WCL.

     3.7 WCL has duly accounted for value added tax, and properly maintained all records in relation to value added tax.

     3.8 So far as the Vendor is aware WCL is not liable to be assessed or to have any Taxation collected from it nor is it accountable for any Taxation in respect of any transactions, events, profits, income of gains or deemed profits, income or gains of any third party.

     3.9 So far as the Vendor is aware WCL has not carried out or been engaged in any transaction or arrangement such that there may be substituted for the actual consideration given or received by WCL any different consideration for any Taxation purpose.

     4 FINANCE

     4.1 CAPITAL COMMITMENTS

     There were no commitments on capital account outstanding at the Last Accounts Date and, since the Last Accounts Date, WCL has not made or agreed to make any capital expenditure, or incurred or agreed to incur capital commitments or disposed of or realised capital assets or an interest in capital assets.

     4.2 DIVIDENDS AND DISTRIBUTIONS

     Since the Last Accounts Date no dividend or other distribution (as defined in ICTA Part VI Chapter II as extended by ICTA sec. 418) has been, or is treated as having been, declared, made or paid by WCL.

     4.3 BANK AND OTHER BORROWINGS

     Details of all limits on WCL's bank overdraft facilities are set out in the WCL Disclosure Letter.

     4.4 BANK ACCOUNTS

     4.4.1 Statements of the bank accounts of WCL, and of the credit or debit balances as at a date not more than seven days before the date of this agreement, have been supplied to the Purchaser.

     4.4.2 Since the date of each statement, there have been no payments out of the account to which the statement relates, except for payments in the ordinary course of business; and the balances on current accounts are not substantially different from the balances shown in the statements.

     4.5 CREDITORS

     There is no amount owing by WCL to a creditor which has been due for more than 3 months.

     5 TRADING

     5.1 CHANGES SINCE LAST ACCOUNTS DATE

     Since the Last Accounts Date:

          (a) the business of WCL has been continued in the normal course;

          (b) WCL has paid its creditors in accordance with their respective credit terms.

     5.2 VENDOR'S OTHER INTERESTS AND LIABILITIES TO WCL

     There is no outstanding indebtedness of the Vendor to WCL.

     5.3 EFFECT OF SALE OF SHARES

     5.3.1 The Vendor has no knowledge, information or belief that after
Completion:

          (a) a major supplier of WCL will cease supplying it; or

          (b) a major customer of WCL will cease to deal with it.

     5.3.2 So far as the Vendor is aware compliance with the terms of this agreement does not:

          (a) conflict with, or result in the breach of, or constitute a default under an agreement or arrangement to which WCL is a party where such agreement or arrangement has an annual value of WCL of $250,000 or more;

          (b) result in the creation, imposition, crystallisation or enforcement of an encumbrance on assets of WCL;

          (c) result in present or future indebtedness of WCL becoming due and payable, or capable of being declared due and payable, prior to its stated maturity.

     5.4 JOINT VENTURES AND PARTNERSHIP

     5.4.1 WCL is and has not agreed to become, a participant in or member of a joint venture, consortium, partnership or other unincorporated association.

     5.4.2 WCL is not and has not agreed to become, a party to an agreement or arrangement for sharing commissions.

     5.5 LITIGATION, DISPUTES AND WINDING UP

     5.5.1 WCL is not engaged in litigation or arbitration proceedings, as claimant or defendant and there are no proceedings pending or threatened, either by or against WCL.

     5.5.2 So far as the Vendor is aware there is no dispute with a revenue or other official department in the United Kingdom or elsewhere in relation to the affairs of WCL, and so far as the Vendor is aware there is nothing which may give rise to a dispute.

     5.5.3 So far as the Vendor is aware there are no claims pending or threatened against WCL, by an employee or third party in respect of an accident or injury, which are not covered by insurance.

     5.5.4 So far as the Vendor is aware no order has been made, or petition presented, or resolution passed for the winding up of WCL; no distress, execution or other process has been levied in respect of WCL which remains undischarged; and so far as the Vendor is aware there is no unfulfilled or unsatisfied judgment or court order outstanding against WCL.

     5.5.5 WCL has not stopped payment nor is it insolvent or unable to pay its debts within the meaning of Insolvency Act 1986 sec. 123 (but omitting any requirement to prove anything to the satisfaction of the court).

     5.6  BUSINESS NAMES

     WCL does not use a name for any purpose other than its full corporate name.

     5.7 POWERS OF ATTORNEY AND AUTHORITY

     5.7.1 No power of attorney given by WCL is in force.

     5.7.2 No express authorities by which another person may enter into a contract or commitment to do anything on behalf of WCL are outstanding.

     5.8 LICENCES AND CONSENTS

     WCL has obtained all necessary licences and consents for the proper carrying on of its business and all the licences and consents are valid and subsisting and so far as the Vendor is aware WCL is not in breach of any of the licences or consents; and there is nothing that might prejudice their continuation or renewal.

     5.9 SUBSISTING CONTRACTS

     5.9.1 The WCL Disclosure Letter contains particulars of all existing material contracts (being those contracts having a value to WCL of more than $250,000 annually), to which WCL is a party.

     5.9.2 WCL is not a party to a contract, transaction, arrangement (where such an arrangement has a value to WCL of more than $250,000 annually) which:

          (a) is of an unusual or abnormal nature, or outside the ordinary and proper course of business;

          (b) is for a fixed term of more than twelve months;

          (c) cannot be terminated by it, in accordance with its terms, on three months' notice or less;

          (d) involves, or is likely to involve, the supply of goods the aggregate sales value of which will represent in excess of 10 per cent of its turnover for the preceding financial year.

     5.10 DEFAULTS UNDER AGREEMENTS WCL

     WCL is not:

          (a) in default under an agreement or arrangement to which it is a party, or in respect of another obligation or restriction by which it is bound;

          (b) liable in respect of an express warranty on its part.

     5.11 PURCHASES AND SALES FROM OR TO ONE PARTY

     Not more than 10 per cent of the aggregate amount of all the purchases, and not more than 10 per cent of the aggregate amount of all the sales, of WCL is obtained, or made, from or to the same supplier or customer, (including a person connected with the supplier or customer).

     6 EMPLOYMENT

     6.1 EMPLOYEES AND TERMS OF EMPLOYMENT

          (a) Particulars of the identities, dates of commencement of employment and terms of employment of all the employees and officers of WCL, including profit sharing, commission or discretionary bonus arrangements, are contained in the WCL Disclosure Letter.

          (b) There are no agreements or arrangements between WCL and a trade union or other body representing employees.

     6.2 BONUS SCHEMES

     There are no schemes in operation entitling an employee of WCL to a commission or remuneration calculated by reference to the whole or part of the turnover, profits or sales of WCL.

     6.3 CHANGES IN REMUNERATION

     During the period to which the Last Accounts relate and since the Last Accounts Date or (where employment or holding of office commenced after the beginning of the period) since the commencing date of the employment or holding of office:

          (a) no change has been made in the rate of remuneration, emoluments or pension benefits, of an officer, ex-officer or senior executive of WCL (a senior executive being a person in receipt of remuneration in excess of $125,000 per annum);

          (b) no material change has been made in any other terms of employment of an officer or senior executive.

     6.4 TERMINATION OF CONTRACTS OF EMPLOYMENT

     6.4.1 All contracts of employment to which WCL is a party are terminable at any time on three months' notice or less without compensation (other than compensation in accordance with the Employment Rights Act 1996).

     6.4.2 No executive of WCL, who is in receipt of remuneration in excess of $125,000 per annum, and no officer of WCL has given or received notice terminating his employment, except as expressly contemplated in this agreement, or will be entitled to give notice as a result of this agreement.

     7 ASSETS

     7.1 OWNERSHIP OF ASSETS

     Except for assets subject to hire purchase or lease arrangements, all assets were owned by WCL at the Last Accounts Date, and WCL had good title to all the assets included in the Last Accounts and (except for current assets subsequently sold or realised in the ordinary course of business) still owns and has good title to them and to all assets acquired since the Last Accounts Date and so far as the Vendor is aware none of the assets are subject to or affected by any option, right to acquire, mortgage, charged, pledge, lien or agreement for payment on the deferred terms, judgment or other security or Encumbrance whatsoever.

     7.2 INSURANCE/Y2K

     7.2.1 All the material assets and undertakings of WCL of an insurable nature are insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same business as that carried on by it.

     7.2.2 So far as the Vendor is aware WCL is, and has for the last three years been, adequately covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally insured against by persons carrying on the same kind of business.

     7.2.3 So far as the Vendor is aware all insurance is in full force, and nothing has been done or omitted to be done which could make any policy of insurance void or voidable.

     7.3 All major critical equipment of or used by, and all services provided by, WCL are Year 2000 Compliant.

     7.4 So far as the Vendor is aware all material assets of WCL will be operating functionally immediately before Completion.

     8 PROPERTY

     8.1 LEASEHOLD PROPERTIES

     8.1.1 WCL has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in any leases (which expressions in this clause 8 includes underleases) under which the Properties are held, and the last demand for rent (or receipt, if issued) was unqualified, and all the leases are valid and in full force.

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     8.1.2 The licences, consents and approvals required from the landlords and any superior landlords under the leases of the Properties have been obtained, and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed.

     8.1.3 There are no rent reviews in progress under the leases of the Properties held by WCL.

     8.1.4 No obligation necessary to comply with a notice given by or other requirement of the landlord under a lease of any of the Properties is outstanding or unperformed.

     8.1.5 There is no obligation to reinstate any of the Properties by removing or dismantling an alteration made to it by WCL or a predecessor in title.

     8.1.6 WCL does not have any interest in real estate save as stated in
Schedule 3.

     8.1.7 So far as the Vendor is aware the present use of the Properties does not conflict with any material contractual obligations and so far as the Vendor is aware no material building or alteration work has been carried out without the required licences.

     8.1.8 So far as the Vendor is aware no municipal, provincial or governmental or other authority has given any written instruction to WCL in connection with pollution of soil (including sub-soil and water therein) which is currently owned or used by WCL.

     8.1.9 So far as the Vendor is aware WCL currently holds, and is substantially in compliance with all conditions of all, permits necessary to operate its business.

     9 PENSIONS

     WCL has and has had no obligation to provide and has not provided any life assurance, retirement, pension, death, health or disability benefit to any present or former director or employee of WCL or any spouse or dependent of any such person.

     10 INTELLECTUAL PROPERTY RIGHTS

     10.1 So far as the Vendor is aware all the material Intellectual Property Rights used or required by WCL for its business and the running of their networks are valid, enforceable, in full force and effect, registered (so far as is capable of registration) in the sole name of WCL, not subject to renewal or re-registration within two years of the date hereof, are each in the sole and exclusive legal and beneficial ownership of WCL without the requirement for any licence, consent or permission from or payment to any person, are each individually transferable by WCL free from any Encumbrance of any kind and there are no defects in WCL's title to any of them.

     10.2 So far as the Vendor is aware WCL has not granted any licences or assignments under or in respect of any Intellectual Property Rights or disclosed or provided to any person (other than employee under enforceable obligations of confidence) any confidential or secret material in which any Intellectual Property Right exists, including without limitation, know-how, trade secrets, technical assistance, confidential information or lists of customers or suppliers and is not obliged so to grant or disclose any of the same.

     10.3 So far as the Vendor is aware WCL is entitled to carry on its business in the ordinary and usual course as at present carried on and does not thereby infringe any Intellectual Property Rights of any third party nor is it liable to pay any commission, royalty or like fee or obtain any consent or licence.

     10.4 So far as the Vendor is aware all fees for the grant or renewal of the Intellectual Property Rights owned or used by WCL have been paid promptly and no circumstances exist which might lead to the cancellation, forfeiture or modification of any Intellectual Property Rights owned or used by WCL or to the termination of or any claim for damages under any licence of Intellectual Property Rights to WCL.

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     11 SPECIFIC INFORMATION REQUESTS

          To the best of the knowledge of the Vendor none of the information in the documents listed in the Data Room Documents List and in the Schedule of Disclosed Documents (as defined in the WCL Disclosure Letter) is inaccurate or misleading in any material respect.

                                          ATTESTATIONS


                                          SIGNED for and on behalf of


                                          WORLDPORT COMMUNICATIONS INC

                                          /s/ Carl Grivner
                                          --------------------------------------
                                          Carl Grivner

                                          SIGNED for and on behalf of


                                          ENERGIS PLC

                                          /s/ Francis Michael Wilkinson
                                          --------------------------------------
                                          Francis Michael Wilkinson

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